                                                                   EXHIBIT 10.22

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


This amended and restated agreement made as of the 2nd day of January, 2002



BETWEEN:

                         ALDERWOODS GROUP SERVICES INC.

                                                                 (the "Company")



                                      -And-

                                 PAUL A. HOUSTON

                                                               (the "Executive")

WHEREAS:

      On June 1, 1999, Alderwoods Group, Inc., a Delaware corporation (formerly known as Loewen Group International, Inc.) ("AGI"), its parent corporation, The Loewen Group, Inc., a British Columbia corporation ("TLGI"), and certain of their subsidiaries commenced reorganization cases by filing a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code;

      On June 1, 1999, a predecessor of the Company and certain of its affiliates filed for protection under the Companies' Creditors Arrangement Act in Canada;

      On December 5, 2001, the United States Bankruptcy Court for the District of Delaware entered an order confirming the Fourth Amended Joint Plan of Reorganization of Loewen Group International, Inc., its Parent Corporation and Certain of Their Debtor Subsidiaries, as modified (the "Plan of Reorganization") and on December 7, 2001, the Ontario Superior Court of Justice entered an order confirming and giving recognition to such U.S. order in Canada;

      The Company is a wholly-owned subsidiary of AGI and AGI is the holding entity for a corporate group engaged in the operation of funeral homes, insurance and cemeteries in Canada, the United States and England;

      TLGI  and  the  Executive  have   previously   entered  into  Employment
      Agreements (the "Prior Agreements"); and

      The Company and the Executive wish to enter into a new agreement which will supersede the Prior Agreements and will provide the Executive with an incentive to act as President and Chief Executive Officer of the Company following emergence from bankruptcy protection.

IN CONSIDERATION of the mutual covenants contained herein, the parties agree as follows:

DEFINITIONS

1. "CHANGE IN CONTROL" means any one of the following events that occurs during the term of this Agreement other than pursuant to a plan of reorganization submitted by the Company and confirmed by the U.S. Bankruptcy Court:

a) the acquisition by any individual, entity or group (a "Person") of beneficial ownership of 30% or more of the combined voting power of the then outstanding Voting Stock (as defined below) of AGI; PROVIDED, HOWEVER, that the following acquisitions will not constitute a Change in Control: (1) any issuance of Voting Stock of AGI directly from AGI that is approved by the Incumbent Board (as defined below), (2) any acquisition by AGI of Voting Stock of the Company, (3) any acquisition of Voting Stock of AGI by any employee benefit plan (or related trust) sponsored or maintained by AGI or any subsidiary of AGI, or (4) any acquisition of Voting Stock of AGI by any Person pursuant to a Business Combination (as defined below) that would not constitute a Change in Control;

b) the consummation of a reorganization, amalgamation, merger or consolidation, a sale or other disposition of all or substantially all of the assets of AGI, or other transaction (each, a "Business Combination") in which all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of AGI immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination less than 40% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination;

c) individuals who, as of the effective date of the Plan of Reorganization confirmed by the U.S. Bankruptcy Court, constitute the Board of Directors of AGI (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that any individual becoming a Director subsequent to such effective date whose election, or nomination for election by AGI's stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of AGI in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

d) the approval by the stockholders of AGI of a complete liquidation or dissolution of AGI, except pursuant to a Business Combination that would not constitute a Change in Control.

2. "JUST CAUSE" means willful misconduct or willful neglect of duty by the Executive, including, but not limited to, intentional wrongful disclosure of confidential or proprietary information of the Company or AGI or any of its subsidiaries; intentional wrongful engagement in any competitive activity prohibited by paragraph 23; and the intentional material breach of any provision of this Agreement.

3. "STATED GOOD REASON" means the occurrence, other than pursuant to a plan of reorganization confirmed by the U.S. Bankruptcy Court, of one or more of the following events (regardless of whether any other reason, other than Just Cause, exists for the termination of Executive's employment):

a) the geographic relocation by more than 25 miles of the Executive's principal work location, excluding, however, the relocation of the Company's principal executive offices in connection with a plan of reorganization confirmed by the U.S. Bankruptcy Court;

b) any material reduction in the Executive's job duties or responsibilities;

c) any material reduction in the Executive's level of compensation or benefits;

d)          any adverse change to the Executive's title or function;

e) any change in the organizational reporting relationship between the Executive and the Board of Directors;

f)          harassment; or

g) any circumstance in which the Executive was induced by the actions of the Company or AGI to terminate his employment other than on a purely voluntary basis.

4. "SERVICES" has the meaning set forth in the Management Services Agreements, dated as of January 2, 2002, by and between the Company and AGI and the Company and certain subsidiaries of AGI.

5. "TERMINATION WITHOUT JUST CAUSE" includes, but is not limited to, any unilateral change in the material terms and conditions of the Executive's employment.

6. "VOTING STOCK" means securities entitled to vote generally in the election of directors.


ENTIRE AGREEMENT

7.

a) The Executive and the Company agree that this Agreement represents the entire agreement between the parties and that any and all prior agreements, written or verbal, express or implied, between the parties relating to or in any way connected with the employment of the Executive by the Company or any related, associated, affiliated, predecessor or parent corporations are declared null and void and are superseded by the terms of this Agreement. There are no representations, warranties, forms, conditions, undertakings, or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by both the Company and the Executive.

b) The Executive acknowledges and agrees that, as of the date of this Agreement, the Key Employee Retention Program will terminate and be of no further force or effect with respect to the Executive.

EMPLOYMENT

8. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in the position of President and Chief Executive Officer for a fixed term beginning on the date hereof and ending on August 1, 2004. The Executive also agrees that, as part of the Executive's duties, the Executive shall occupy and perform the offices of President and Chief Executive Officer of AGI, on behalf of the Company, for the term of this Agreement. As used in this Agreement, the phrase "term of this Agreement" means the period beginning on the date hereof and ending on the earlier of August 1, 2004, or the effective date of the termination of Executive's employment.

9. The Executive agrees that he will at all times faithfully, industriously, and to the best of his skill, ability, and talents, perform all of the duties required of his position in a manner which is in the best interests of the Company and in accordance with the Company's objectives, and will devote his full working time and attention to these duties. The Executive acknowledges and agrees that the duties required of his position include, without limitation, the provision of Services on behalf of, and for the account of, the Company.

COMPENSATION

10.

a) In consideration for the Executive's performance of his duties as President and Chief Executive Officer, the Executive will receive a base salary of $600,000 U.S. per annum. The amount of such salary shall be subject to review and improvement on a periodic basis in accordance with Company practice, but in no event shall such amount be reduced. The Executive's base salary is payable in accordance with the Company's customary payroll practices and is subject to deductions required by applicable law.

b) The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive during the term of this Agreement in the course of the Executive performing his duties under this Agreement. These reimbursements shall be consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other reimbursable business expenses, subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses.

SHORT TERM INCENTIVE PLAN - ANNUAL BONUS

11. The Executive will be entitled to participate in a short term incentive plan as adopted by the Company from time to time, subject to a maximum of 100% of the Executive's annual base salary, less deductions required by applicable law. The bonus payable under such plan will be paid in full within 90 days after the end of each year. With the exception of the bonus that becomes payable under paragraphs 16, 17 or 18, the Executive's entitlement to a bonus under the short term incentive plan will be based on the financial performance of AGI as determined under the terms of such incentive plan.

12. The short term incentive plan bonus is subject to the following conditions and exceptions:

a) In order to qualify for and receive the annual bonus, the Executive must be employed by the Company or its successor at the time the bonus is paid unless the Executive is terminated without Just Cause or the Executive resigns in compliance with paragraphs 17 or 18. If the Executive's employment is terminated without Just Cause or the Executive resigns in compliance with paragraphs 17 or 18 after the end of the year but before the bonus amount is paid, the Executive shall receive the bonus for that completed year calculated in accordance with terms of the short term incentive plan. The payment shall be made by the Company within seven days of the termination or resignation and will be subject to deductions required by applicable law. If the bonus amount has not been determined within seven days of the termination or resignation it will be paid in full within 90 days of the subject year end.

b) If, before the end of a year, the Executive's employment is terminated by the Company or its successor without Just Cause or the Executive resigns in compliance with paragraphs 17 or 18, the bonus which the Executive will be entitled to receive under paragraphs 16, 17 or 18 for that year will be equal to the bonus that would have been paid for the full year based upon a bonus level equal to 100% of the Executive's salary without regard to the financial performance of AGI, but will be prorated on the basis of the number of days in the year up to and including the date of termination.

STOCK OPTION PLAN

13. The Executive is eligible for participation in AGI's equity incentive plan or plans. Following the date of this Agreement, the Executive will be entitled to receive an initial grant of stock options under AGI's equity incentive plan exercisable to purchase 495,000 shares of common stock. The options granted pursuant to the immediately preceding sentence will become exercisable in cumulative installments to the extent of (1) 25% of the shares on the date the options are granted; (2) 25% of the shares on November 1, 2002; and (3) 50% of the shares on November 1, 2003; provided that the Executive will not be entitled to exercise any options until the offering and sale of the shares have been registered under the U.S. Securities Act of 1933. Further grants of stock options shall be as determined by the Board of Directors of AGI.

REORGANIZATION INCENTIVE

14.

a) The parties acknowledge that pursuant to the terms of a Prior Agreement, Executive was eligible to receive both a "Confirmation Incentive Payment" and a "Value Added Payment" based upon the finalized content of the Plan of Reorganization and the timing of the effective date of its confirmation. The parties further acknowledge that the work leading to finalization of the Plan of Reorganization and its confirmation has been substantially completed.

b) Accordingly the parties agree that in lieu of the "Confirmation Incentive Payment" and "Value Added Payment" as specified in the Prior Agreement, Executive will qualify for a one-time incentive payment of $1,500,000 (U.S.) payable within 15 days of the effective date of the Plan of Reorganization being confirmed by the U.S. Bankruptcy Court. Executive agrees to purchase, no later than 30 days after payment of this incentive, shares of common stock of AGI having an aggregate value equal to 25% of the net after-tax incentive. Executive will retain such shares through the term of this Agreement.

BENEFITS

15. The Executive will be eligible to participate in the following benefit plans:

a)          GROUP BENEFITS

            The Executive will participate in the Company's Group Benefit Plan and any other group perquisites all as in effect from time to time.

b)          VEHICLE ALLOWANCE

            The Executive will be entitled to a vehicle allowance of $1,000.00 U.S. per month plus auto insurance and operating expense coverage for the term of this Agreement.

c)          FINANCIAL PLANNING

            The Executive will be entitled to the amount of $10,000.00. U.S. per year for the purposes of obtaining financial and retirement planning services, expenses and advice for the term of this Agreement, as directed by the Executive.


d)          CLUB MEMBERSHIP

            The Executive will be entitled to the amount of $2,500.00 U.S. per year for club memberships as directed by the Executive.

TERMINATION OF EMPLOYMENT

16. The parties agree that the Executive's employment under this Agreement may be terminated as follows:

a) by the Company, without notice of termination or pay in lieu thereof, for Just Cause; or,

b) by the Company, not following a Change in Control as set forth in paragraph 17 below, at its sole discretion and for any reason other than Just Cause upon payment to the Executive in a lump sum, within seven days of such termination, of an amount equal to:

       i)        24 months' base salary;

      ii) the replacement value of all Executive's benefit coverage, including the full vesting of all stock options issued (exercised or not) granted to the Executive, and all monies due from the Registered Retirement Savings Plan, following the date of the Executive's termination (such benefit coverage being calculated over 24 months following resignation or termination);

      iii) The amount of any unpaid bonus earned by the Executive up to and including the date of termination calculated in accordance with paragraph 12. Such bonus shall be payable regardless of the financial performance of the Company; and

      iv) The amount of any unpaid salary or vacation earned by the Executive up to and including the date of termination.

            Payments identified in sub paragraphs (i) - (iv) will be subject to deductions required by applicable law.

c) by the Company for any reason other than Just Cause or by the Executive for Stated Good Reason or pursuant to a voluntary resignation as set forth in paragraph 18 below following a Change in Control, in compliance with paragraph 17 or paragraph 18, as the case may be; or

d) by the Executive, for any reason, upon thirty (30) days advance written notice to the Company in which case the Company will have no further obligation to the Executive under this Agreement or otherwise except to pay the Executive the unpaid portion, if any, of the Executive's base salary payable for the period through the date of termination of the Executive's employment.

CHANGE IN CONTROL

17. If a Change in Control occurs and, within two years of the effective date of the Change in Control, the Company terminates the Executive without Just Cause or the Executive submits a written resignation for Stated Good Reason to the Board of Directors of the Company, the Company shall, within seven days of the date of resignation or termination, pay to the Executive in a lump sum the following payments:

      i)         24 months' base salary;

      ii) the replacement value of all Executive's benefit coverage, including the full vesting of all stock options issued (exercised or not) granted to the Executive, and all monies due from the Registered Retirement Savings Plan, following the date of the Executive's termination (such benefit coverage being calculated over
             24 months following resignation or termination);

      iii) The amount of any unpaid bonus earned by the Executive up to and including the date of termination calculated in accordance with paragraph 12. Such bonus will be payable regardless of the financial performance of the Company; and

      iv) The amount of any unpaid salary or vacation earned by the Executive up to and including the date of resignation or termination.

            Payments identified in sub-paragraphs (i) - (iv) will be subject to deductions required by applicable law.

VOLUNTARY RESIGNATION DUE TO CHANGE IN CONTROL

18. In the event that an agreement is reached which would result in a Change of Control, but the Change of Control has not yet occurred, the Executive can, for any reason, submit his resignation in writing to the Company prior to the effective date of the Change in Control. Any such resignation will be effective as of the date of the Change in Control, and the Executive shall continue to work for the Company up until that date. Further, if the Executive resigns in these circumstances and continues to work for the Company until the effective date of the Change in Control, then on the effective date of the Change in Control the Company shall pay to the Executive a lump sum amount equal to the payments prescribed under paragraph 17(i) -(iv). In the event that the Change in Control does not occur, the Executive shall not be entitled to the payments prescribed under paragraph 17(i) - (iv), and the resignation shall be deemed to not have been tendered.

19. Immediately prior to the effective date of a Change in Control, the Company shall allow the Executive to exercise all stock options or share appreciation rights, whether vested or not, granted to the Executive including shares with respect to which such options would not otherwise be exercisable. The Executive shall be entitled to receive all dividends declared and paid by the Company upon a Change of Control on the shares received by the Executive following the exercise of the Executive's stock options or share appreciation rights.

CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

20. In the event that it is determined (as hereinafter provided) that any payment (other than the Gross-Up Payments provided for in this paragraph 20 and Annex A) or distribution by the Company, AGI or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation the lapse or termination of any restriction on the vesting or exercisability of any benefit under any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control," within the meaning of
      Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by U.S. state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all U.S. taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay any applicable U.S. federal, state and local income taxes at the highest rate applicable to the Executive in effect in the year in which the Gross-Up Payment will be made, net of the maximum reduction in U.S. federal income tax that could be obtained from deduction of such state and local taxes.

21. The obligations set-forth in paragraph 20 will be subject to the procedural provisions described in Annex A.

CONFIDENTIAL INFORMATION; COMPETITIVE ACTIVITY

22. The Executive agrees that he will not, without the prior written consent of the Company, during the term of this Agreement or at any time thereafter, disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term "confidential or proprietary information" includes all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive's breach of this paragraph 22) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company's financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. The foregoing obligations imposed by this paragraph 22 will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

23. In addition, during the term of this Agreement and for a period of 12 months thereafter, the Executive will not, without the prior written consent of the Company, which consent will not be unreasonably withheld:

a) Engage in any Competitive Activity. For purposes of this Agreement, "Competitive Activity" means the Executive's participation in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise's net sales for its most recently completed fiscal year and if the

            Company's net sales of said product or service amounted to 10% of the Company's net sales for its most recently completed fiscal year. "Competitive Activity" will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.


b) On behalf of the Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or any of its subsidiaries to give up, or to not commence, employment or a business relationship with the Company or any of its subsidiaries.

24. The Executive and the Company agree that the covenants contained in paragraphs 22 and 23 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under this paragraph 24 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

25. For purposes of paragraphs 22, 23 and 24, the term "Company" will also include AGI and any subsidiary of AGI.

GENERAL

26. The parties confirm that the provisions of this Agreement are fair and reasonable and that the total compensation and benefits payable under paragraphs 16, 17 or 18 are reasonable estimates of the damages which would be suffered by the Executive. Any amount paid under paragraphs 16, 17 or 18 shall be in full satisfaction of all claims whatsoever relating to the Executive's employment or for the termination of the Executive's employment, including claims for salary, bonus, benefits, vacation pay, termination pay and/or severance pay pursuant to the Ontario EMPLOYMENT STANDARDS ACT, as amended, including sections 57 and 58 thereof.

27. Any payment made to the Executive under paragraphs 16, 17 or 18 of this Agreement shall be paid to the Executive by the Company regardless of any offer of alternate employment made to the Executive by the Company or by any other prospective employer, whether accepted by the Executive or not. The Executive will not be required to mitigate any damages arising from this Agreement and any amounts and benefits to be provided to the Executive hereunder shall not be reduced or set off against any amounts earned by the Executive from alternate employment, including self-employment, or by other means.

28. Any payment other than for base salary made to the Executive under this Agreement shall be made by way of a lump sum payment or, at the Executive's option, in such other manner as he may direct, less deductions required by applicable law.

29. Where the context requires, the singular shall include the plural and the plural shall include the singular. Masculine pronouns shall be deemed to be read as feminine pronouns and VICE VERSA. Words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and VICE VERSA.

30. The division of this Agreement into paragraphs and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement only and not to any particular paragraph and include any agreement or instrument supplemental or ancillary to the Agreement. References herein to paragraphs are to paragraphs of this Agreement unless something in the subject matter or context is inconsistent therewith.

31.   All dollar amounts identified in this contract are in U.S. currency.

32. The parties' respective rights and obligations under paragraphs 20, 21, 22, 23, 24, 36 and 37 will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

GOVERNING LAWS

33. This Agreement shall be governed by the laws of the Province of Ontario without giving effect to the principles of conflict of laws thereof. Each party to this Agreement hereby consents and submits himself or itself to the jurisdiction of the courts of the Province of Ontario for the purposes of any legal action or proceeding arising out of this Agreement.

SEVERABILITY

34. All terms and covenants contained in this Agreement are severable and in the event that any of them is held to be invalid by any competent court in the Province of Ontario, the invalid provision shall be deleted and the balance of this Agreement shall be interpreted as if such invalid clause or covenant were not contained herein.

CONTINUITY

35. This Agreement shall be binding upon and enure to the benefit of (i) the Executive and his heirs, executors, administrators and legal representatives and (ii) the Company, its related corporations, affiliates, and associates, and any other entity or organization which shall succeed to substantially all or any distinct portion of the business, divisions or property of the Company or its related corporations, affiliates, and associates, whether by means of amalgamation, merger, consolidation, acquisition, and/or sale of all or part of the shares or assets of the Company or otherwise, including by operation of law or by succession to the business of AGI pursuant to a Plan of Reorganization approved by the U.S. Bankruptcy Court. In addition, the Company will require any such successor expressly to assume and agree, by written agreement, to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

LEGAL ADVICE

36. The Executive acknowledges that he has obtained or has had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledges that he has read, understands, and agrees to be bound by all of the terms and conditions contained herein.

37. The Company agrees to reimburse the Executive for all reasonable legal expenses incurred in connection with any dispute involving the Executive, the Company, its related corporations, affiliates, successors, or assigns, or any other third party, as between any of them, arising from the validity, interpretation, or enforcement of this Agreement or any of its terms, including all reasonable legal expenses incurred by the Executive in respect of any action or actions commenced by the Executive to obtain, enforce, or retain any right, benefit or payment provided for in this Agreement regardless of whether such expenses are incurred during the term of the Agreement or after; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success. However, the Company shall not be required to reimburse the Executive for any legal costs or expenses in relation to any action commenced by the Company to enforce the confidentiality or non-competition provisions hereof and in respect of which in a court of competent jurisdiction the Company is the prevailing party for either preliminary or final remedy.

NOTICE

38. Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

            TO THE EXECUTIVE:

            Paul A. Houston
            5 Hewison Court
            Ajax, Ontario, L1T 3X7

            TO THE COMPANY:

            Alderwoods Group Services Inc.
            11th Floor
            2225 Sheppard Avenue East
            Toronto, Ontario M2J 5B5

            Attention: Senior Vice-President, Legal & Asset Management

            WITH A COPY TO:

            Alderwoods Group, Inc.
            311 Elm Street
            Suite 1000, First Floor
            Cncinnati, OH 45202

            Attention: Senior Vice-President, Legal & Asset Management

       or such other address, individual or electronic communication as may be designated by notice given by either party to the other.

ADDITIONAL

39. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

40. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than (1) the parties to this Agreement, (2) any permitted assignees of the Company and the Chairman, and (3) AGI, as contemplated by paragraphs 7(b), 9, 13, 22, 23, 24 and 25, any rights or remedies under or by reason of this Agreement and AGI shall be a third party beneficiary of this Agreement.

IN WITNESS WHEREOF the Executive has executed and the Company has caused its duly authorized representative to execute this Agreement as of the date set forth on the first page of this Agreement.


                                    ALDERWOODS GROUP SERVICES INC.




                                    Per  /s/ JOHN S. LACEY
                                         -----------------
                                           John S. Lacey
                                        Chairman of the Board



Witness:

/s/ BRADLEY D. STAM                       /s/ PAUL A. HOUSTON
    ---------------                           ---------------
                                              Paul A. Houston

                                     ANNEX A

EXCISE TAX GROSS-UP PROCEDURAL PROVISIONS

1. Subject to the provisions of paragraph 5 of this Annex, all determinations required to be made under paragraph 20 of this Agreement and this Annex A, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a U.S. nationally recognized accounting firm (the "National Firm") selected by the Executive in his sole discretion. The Executive will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the date of his termination of employment, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the National Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the National Firm determines that no Excise Tax is payable by the Executive with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on his U.S. federal, state or local income or other tax return with respect to such benefit or amount. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable U. S. state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to paragraph 5 of this Annex and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

2. The Company and the Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by paragraph 1 of this Annex. Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

3. The U.S. federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by the Executive. The Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the U.S. Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

4. The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by paragraph 1 of this Annex will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

5. The Executive will notify the Company in writing of any claim by the U.S. Internal Revenue Service or any other U.S. taxing authority that, if successful, would require the payment by the Company of a Gross-Up

      Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

            (A) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

            (B) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

            (C) cooperate with the Company in good faith in order effectively to contest such claim; and

            (D) permit the Company to participate in any proceedings relating to such claim;

      PROVIDED, HOWEVER, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph 5, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this paragraph 5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (PROVIDED, HOWEVER, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, HOWEVER, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

6. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 5 of this Annex, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company's complying with the requirements of such paragraph 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 5 of this Annex, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to paragraph 20 of this Agreement and this Annex A.

                                       A-2